Exhibit 99.1

Murphy USA Inc. Reports Fourth Quarter 2024 Results and 2025 Guidance

El Dorado, Arkansas, February 5, 2025 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three months and twelve months ended December 31, 2024.
Key Highlights:
•Net income was $142.5 million, or $6.96 per diluted share, in Q4 2024 compared to net income of $150.0 million, or $7.00 per diluted share, in Q4 2023. For the full year 2024, net income was $502.5 million, or $24.11 per diluted share, compared to 2023 net income of $556.8 million, or $25.49 per diluted share.

•Total fuel contribution was 32.5 cpg for both the current and prior year quarter. For the year 2024, total fuel contribution was 30.5 cpg, compared to 31.4 cpg in 2023.

•Total retail gallons decreased 1.0%, and volumes on a same store sales ("SSS") basis declined 2.8%, in Q4 2024 compared to Q4 2023. Total retail gallons were 4.8 billion gallons for both the full year 2024 and 2023, and volumes on a SSS basis for the full year 2024 decreased 1.1% compared to the prior-year period.

•Merchandise contribution dollars for Q4 2024 increased 5.6% to $208.8 million on average unit margins of 19.9%, compared to Q4 2023 contribution dollars of $197.7 million on unit margins of 19.4%. For the full year 2024, merchandise contribution dollars increased 3.8% to $833.7 million and average unit margins were 19.8% and 19.7% in 2024 and 2023, respectively.

•During Q4 2024, the Company repurchased approximately 239.7 thousand common shares for $126.2 million at an average price of $526.61 per share. For the year 2024, the Company repurchased slightly more than 938.5 thousand shares for a total of $446.6 million at an average of $475.86 per share.

“Murphy USA’s strong performance in 2024 demonstrates the resilience, durability, and effectiveness of our advantaged business model,” said President and CEO Andrew Clyde. “Strength in our core areas, particularly our fuel and nicotine categories, continued to drive significant value, with retail fuel margins up 50 basis points year-over-year, despite lower volatility and a flatter price profile. Total merchandise margin dollars increased nearly 4% year-over-year, despite challenges in our Northeast market especially for food retailers. We accelerated our new-store activity in 2024, completing 32 new-to-industry (NTI) stores and 47 raze and rebuilds, while increasing our growth trajectory in 2025 and 2026 as we focus on long-term growth opportunities. Looking ahead, we remain committed to organic growth in attractive markets, leveraging our strengths and capabilities to take share, and investing in innovation to deliver exceptional value to our customers. With our balanced capital allocation strategy, we expect to grow our advantaged position while continuing to deliver on our track record of exceptional shareholder returns.”

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2024	2023	2024	2023
Net income (loss) ($ Millions)	$142.5	$150.0	$502.5	$556.8
Earnings per share (diluted)	$6.96	$7.00	$24.11	$25.49
Adjusted EBITDA ($ Millions)	$278.3	$275.2	$1,006.8	$1,058.5

Net income for Q4 2024 was lower versus the prior-year quarter due primarily to higher store operating expenses, higher depreciation and amortization, an impairment charge and higher loss on disposal of assets. These negative variances were partially offset by positive variances from higher overall merchandise contribution and lower income tax and general and administrative expenses. Adjusted EBITDA was higher in the current year quarter by $3.1 million.

Net income and Adjusted EBITDA for the year 2024 were lower than the prior-year period, due primarily to lower total fuel contribution and higher store operating expenses and higher depreciation and amortization, which were partially offset by higher overall merchandise contribution and lower income tax and general and administrative expenses.

Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2024	2023	2024	2023
Total retail fuel contribution ($ Millions)	$345.8	$376.0	$1,356.7	$1,324.0
Total PS&W contribution ($ Millions)	4.7	(30.4)	(16.6)	(144.9)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	38.6	47.4	129.6	328.6
Total fuel contribution ($ Millions)	$389.1	$393.0	$1,469.7	$1,507.7
Retail fuel volume - chain (Million gal)	1,196.8	1,208.4	4,820.8	4,803.7
Retail fuel volume - per store (K gal APSM)[1]	237.0	242.8	240.6	242.0
Retail fuel volume - per store (K gal SSS)[2]	233.6	237.9	237.6	237.8
Total fuel contribution (cpg)	32.5	32.5	30.5	31.4
Retail fuel margin (cpg)	28.9	31.1	28.1	27.6
PS&W including RINs contribution (cpg)	3.6	1.4	2.4	3.8

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2023 amounts not revised for 2024 raze-and-rebuild activity

Total fuel contribution dollars of $389.1 million decreased $3.9 million, or 1.0%, in Q4 2024 compared to Q4 2023 due to lower retail volumes sold and flat total fuel contribution margins during the quarter. Retail fuel contribution dollars decreased $30.2 million, or 8.0%, to $345.8 million compared to Q4 2023 due to lower retail fuel margins combined with lower volumes sold. For Q4 2024, retail fuel margins were 28.9 cpg, a 7.1% decrease versus the prior-year quarter, and overall retail volumes were 1.0% lower compared to the prior-year quarter. PS&W contribution including RINs increased $26.3 million when compared to Q4 2023, primarily due to positive impacts from the timing of inventory movements, partially offset by lower unbranded margins.

For the full year 2024, total fuel contribution dollars decreased $38.0 million, or 2.5%, due to lower total fuel contribution margins, partially offset by higher retail volumes. Retail fuel contribution dollars increased $32.7 million, or 2.5%, for the year 2024, due to higher retail fuel margins and higher volumes sold. For the full year 2024, retail fuel margins were 28.1 cpg, a 1.8% increase versus the prior-year period, and overall retail volumes were 0.4%

higher for the year 2024 compared to the prior-year period. PS&W contribution including RINs decreased by $70.7 million for the full year, primarily due to timing and pricing impacts related to market conditions.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2024	2023	2024	2023
Total merchandise contribution ($ Millions)	$208.8	$197.7	$833.7	$803.4
Total merchandise sales ($ Millions)	$1,051.3	$1,018.5	$4,214.8	$4,089.3
Total merchandise sales ($K SSS)[1,2]	$203.3	$198.8	$205.6	$199.8
Merchandise unit margin (%)	19.9%	19.4%	19.8%	19.7%
Nicotine contribution ($K SSS)[1,2]	$19.4	$18.8	$19.4	$18.4
Non-nicotine contribution ($K SSS)[1,2]	$21.0	$20.4	$21.6	$21.3
Total merchandise contribution ($K SSS)[1,2]	$40.4	$39.2	$41.0	$39.7

[1]2023 amounts not revised for 2024 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Total merchandise contribution increased $11.1 million, or 5.6%, to $208.8 million in Q4 2024 compared to the prior-year quarter, and increased $30.3 million, or 3.8%, to $833.7 million for the full year 2024, due primarily to higher merchandise sales. Total nicotine contribution dollars increased 6.1% and non-nicotine contribution dollars increased 4.4% in Q4 2024 compared to Q4 2023. For the full year 2024, nicotine contribution dollars increased 6.6% and non-nicotine contribution dollars increased 1.3% compared to prior year. Total merchandise contribution increased 2.4% on a SSS basis in Q4 2024 compared to the prior-year quarter, and increased 2.7% on a SSS basis for the full year 2024 compared to prior year.

Other Areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2024	2023	2024	2023
Total store and other operating expenses ($ Millions)	$266.5	$254.2	$1,064.6	$1,014.8
Store OPEX excluding payment fees and rent ($K APSM)	$34.9	$33.5	$35.0	$33.2
Total SG&A cost ($ Millions)	$54.2	$62.1	$235.4	$240.5

Total store and other operating expenses were $12.3 million higher in Q4 2024 versus Q4 2023, and were $49.8 million higher for the year 2024 versus 2023, mainly due to higher employee related expenses and maintenance costs at existing stores combined with increases in net new store operating expenses. Store OPEX excluding payment fees and rent on an APSM basis were 4.2% higher versus Q4 2023, and 5.4% higher for the year 2024, primarily attributable to increased employee related expenses and maintenance costs.

Total SG&A costs for Q4 2024 were $7.9 million lower than Q4 2023, primarily due to lower incentive costs and a reduction in technology fees related to business improvement initiatives in the current year quarter. For the year 2024, SG&A costs were $5.1 million lower compared to the prior year, primarily due to lower incentive costs, partially offset by higher wages and employee related costs.

Store Openings

The tables below reflect changes in our store portfolio in Q4 2024:

Net Change in Q4 2024	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	19	3	22
Closed	(4)	(1)	(5)
Net change	15	2	17

Raze-and-rebuilds reopened in Q4*	20	—	20

Under Construction at End of Q4
NTI	17	1	18
Raze-and-rebuilds*	—	—	—
Total under construction at end of Q4	17	1	18

Net Change YTD in 2024
NTI	28	4	32
Closed	(4)	(4)	(8)
Net change	24	—	24

Raze-and-rebuilds reopened YTD*	47	—	47

Store count at December 31, 2024*	1,601	156	1,757

*Store counts include raze-and-rebuild stores

Financial Resources

	As of December 31,
Key Financial Metrics	2024	2023
Cash and cash equivalents ($ Millions)	$47.0	$117.8
Marketable securities, current ($ Millions)	$—	$7.1
Marketable securities, non-current ($ Millions)	$—	$4.4
Long-term debt, including finance lease obligations ($ Millions)	$1,832.7	$1,784.7

Cash balances as of December 31, 2024 totaled $47.0 million. Long-term debt consisted of approximately $298.8 million in carrying value of 5.625% senior notes due in 2027, $496.5 million in carrying value of 4.75% senior notes due in 2029, $495.3 million in carrying value of 3.75% senior notes due in 2031, and $378.1 million of term debt, combined with approximately $108.0 million in long-term finance leases. In addition, long-term debt included $56.0 million in outstanding borrowings on our revolving credit facility as of December 31, 2024.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2024	2023	2024	2023
Average shares outstanding (diluted) (in thousands)	20,458	21,425	20,842	21,843

At December 31, 2024, the Company had common shares outstanding of 20,016,318. Common shares repurchased during the quarter were approximately 239.7 thousand shares for $126.2 million. Common shares purchased during the twelve months ended December 31, 2024, were approximately 938.5 thousand shares for a total of $446.6 million. As of December 31, 2024, approximately $937.8 million remained available under the existing $1.5 billion 2023 authorization.

The effective income tax rate was approximately 19.9% for Q4 2024 compared to 23.6% in Q4 2023. The rate for the quarter is lower due to a discrete state tax benefit received in the quarter. For the year 2024, the effective income tax rate was approximately 22.9% compared to 24.2% in 2023.

The Company paid a quarterly cash dividend on December 2, 2024 of $0.48 per share, or $1.92 per share on an annualized basis, a 6.7% increase from the previous quarter, for a total cash payment of $9.7 million. The total amount paid in dividends year-to-date is $36.8 million, or $1.79 per share.

2024 Guidance Range, 2024 Actual Results, and 2025 Guidance Range

	2024 Guidance Range	2024 Actual Results	2025 Guidance Range
Organic Growth
New Stores	30 - 35	32	Up to 50
Raze-and-Rebuilds	More than 40	47	Up to 30
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	240 to 245	241	240 to 245
Store Profitability
Merchandise contribution ($ Millions)	$830 to $840	$834	$855 to $875
Store OPEX excluding payment fees and rent ($K, APSM)	$35.0 to $35.5	$35.0	$36.5 to $37.0
Corporate Costs
SG&A ($ Millions)	$240 to $250	$235	$245 to $255
Effective Tax Rate	24% to 26%	22.9%	23% to 25%
Capital Allocation
Capital expenditures ($ Millions)	$500 to $525	$503	$450 to $500

Management's annual guidance for 2025 reflects the Company's economic and market environment assessment, business improvement initiatives and known potential headwinds. Key 2025 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:
•New store additions and investments in raze-and-rebuild sites reflect our expectation of being able to sustain a higher level of growth into 2025 and beyond. Our disciplined capital approach combined with a more robust NTI pipeline will allow us to prioritize NTI construction while managing a similar number of total projects
Fuel Contribution:
~~•~~The company's low-price offering continues to resonate with our customers, retaining recent year market share gains which we expect to persist in 2025, resulting in flat to slightly higher per store volumes

Store Profitability:
•Merchandise contribution growth of 3% to 5% is based on expected impact from new stores, raze and rebuilds, and ongoing promotional and center-of-store focused initiatives
•Growth in store operating expenses per site, before payment fees and rent, will likely be modestly higher in 2025 as we build larger new stores, raze and rebuild existing stores, and invest in people and technology, coupled with normal cost inflation in this area
Corporate Costs:
•SG&A costs reflect continued investments in productivity initiatives that will improve the company's ability to better serve customers through consistent execution and improved efficiencies creating a more engaging customer experience over the long-term
•The effective tax rate in 2025 is expected to be in a range of 23% to 25% and moves slightly lower consistent with recent performance
Capital Allocation:
•Capital expenditures primarily reflect a higher expected level of new store growth, raze-and-rebuild activity, store remodels, as well as corporate infrastructure projects and back office technology investments
The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margins of between 30.5 cpg and 32.5 cpg, combined with the mid-point of the official guided ranges above, management would expect the business to generate Net Income between $474 million and $551 million in 2025, respectively, which would translate to expected Adjusted EBITDA between $1 billion and $1.12 billion. A reconciliation of the Adjusted EBITDA to Net Income is provided as the final page of this release.

* * * * *

Earnings Call Information
The Company will host a conference call on February 6, 2025 at 10:00 a.m. Central Time to discuss fourth quarter 2024 results. The call can be accessed via webcast through the Investor Relations section of the Murphy USA website at https://ir.corporate.murphyusa.com. If you are unable to attend via webcast, the conference call number is 1 (888) 330-2384 and the conference ID number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (https://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements

Certain statements in this news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future nicotine or e-cigarette legislation and any other efforts that make purchasing nicotine products more costly or difficult could hurt our revenues and impact gross margins; our ability to successfully expand our food and beverage offerings; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars, except share and per share amounts)	2024	2023	2024	2023
Operating Revenues
Petroleum product sales[1]	$3,618.2	$4,000.8	$15,891.8	$17,104.4
Merchandise sales	1,051.3	1,018.5	4,214.8	4,089.3
Other operating revenues	40.9	49.6	137.7	335.7
Total operating revenues	4,710.4	5,068.9	20,244.3	21,529.4

Operating Expenses
Petroleum product cost of goods sold[1]	3,268.9	3,656.6	14,556.4	15,929.7
Merchandise cost of goods sold	842.5	820.8	3,381.1	3,285.9
Store and other operating expenses	266.5	254.2	1,064.6	1,014.8
Depreciation and amortization	67.2	57.0	248.0	228.7
Impairment of properties	8.2	—	8.2	—
Selling, general and administrative	54.2	62.1	235.4	240.5
Accretion of asset retirement obligations	0.8	0.8	3.2	3.0
Total operating expenses	4,508.3	4,851.5	19,496.9	20,702.6

Gain (loss) on sale of assets	(3.1)	(0.2)	(4.5)	(0.8)
Income (loss) from operations	199.0	217.2	742.9	826.0

Other income (expense)
Investment income	3.3	2.2	6.4	6.9
Interest expense	(22.9)	(24.0)	(97.1)	(98.5)
Other nonoperating income (expense)	(1.6)	0.9	(0.6)	—
Total other income (expense)	(21.2)	(20.9)	(91.3)	(91.6)

Income before income taxes	177.8	196.3	651.6	734.4
Income tax expense (benefit)	35.3	46.3	149.1	177.6
Net Income	$142.5	$150.0	$502.5	$556.8

Basic and Diluted Earnings Per Common Share
Basic	$7.07	$7.12	$24.47	$25.91
Diluted	$6.96	$7.00	$24.11	$25.49
Weighted-average Common shares outstanding (in thousands):
Basic	20,159	21,072	20,533	21,493
Diluted	20,458	21,425	20,842	21,843
Supplemental information:
[1]Includes excise taxes of:	$577.5	$570.1	$2,334.9	$2,291.2

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2024	2023	2024	2023

Operating Revenues
Petroleum product sales	$3,618.2	$4,000.8	$15,891.8	$17,104.4
Merchandise sales	1,051.3	1,018.5	4,214.8	4,089.3
Other operating revenues	40.5	49.3	137.1	335.2
Total operating revenues	4,710.0	5,068.6	20,243.7	21,528.9

Operating expenses
Petroleum products cost of goods sold	3,268.9	3,656.6	14,556.4	15,929.7
Merchandise cost of goods sold	842.5	820.8	3,381.1	3,285.9
Store and other operating expenses	266.4	254.1	1,064.4	1,014.6
Depreciation and amortization	60.7	53.0	229.8	211.9
Impairment of properties	8.2	—	8.2	—
Selling, general and administrative	54.2	62.1	235.4	240.5
Accretion of asset retirement obligations	0.8	0.8	3.2	3.0
Total operating expenses	4,501.7	4,847.4	19,478.5	20,685.6

Gain (loss) on sale of assets	(3.2)	(0.2)	(4.6)	(0.7)
Income (loss) from operations	205.1	221.0	760.6	842.6

Other income (expense)
Interest expense	(2.2)	(2.2)	(8.4)	(8.9)
Other nonoperating income (expense)	—	0.1	—	0.2
Total other income (expense)	(2.2)	(2.1)	(8.4)	(8.7)

Income (loss) before income taxes	202.9	218.9	752.2	833.9
Income tax expense (benefit)	40.0	52.8	172.0	203.0
Net income (loss) from operations	$162.9	$166.1	$580.2	$630.9

Total nicotine sales revenue same store sales[1,2]	$130.6	$128.8	$132.0	$127.2
Total non-nicotine sales revenue same store sales[1,2]	72.7	70.0	73.6	72.6
Total merchandise sales revenue same store sales[1,2]	$203.3	$198.8	$205.6	$199.8
[1]2023 amounts not revised for 2024 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Store count at end of period	1,757	1,733	1,757	1,733
Total store months during the period	5,197	5,134	20,632	20,535

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2024		December 31, 2024
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Retail fuel volume per month	(2.8)%	(2.4)%	(1.1%)	(0.6%)

Merchandise sales	1.5%	2.0%	2.3%	2.6%
Nicotine sales	1.6%	1.4%	4.3%	3.8%
Non-nicotine sales	1.3%	2.8%	(1.0%)	0.4%

Merchandise margin	2.4%	4.4%	2.7%	3.3%
Nicotine margin	4.7%	4.8%	7.3%	6.1%
Non-nicotine margin	0.5%	3.1%	(1.0%)	0.8%
[1]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[2]Includes all activity associated with our loyalty program(s)

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2023 for the stores being compared in the 2024 versus 2023 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks. The QuickChek results for Q4 2024 covers the period September 28, 2024 to December 27, 2024 and for the 2024 year-to-date period December 30, 2023 to December 27, 2024. The QuickChek results for Q4 2023 covers the period September 30, 2023 to December 29, 2023 and the 2023 year-to-date period December 31, 2022 to December 29, 2023. The difference in the timing of the period ends is immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$47.0	$117.8
Marketable securities, current	—	7.1
Accounts receivable—trade, less allowance for doubtful accounts of $0.3 and $1.3 at 2024 and 2023, respectively	268.5	336.7
Inventories, at lower of cost or market	401.6	341.2
Prepaid expenses and other current assets	31.0	23.7
Total current assets	748.1	826.5
Marketable securities, non-current	—	4.4
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,931.4 and $1,739.2 at 2024 and 2023, respectively	2,813.2	2,571.8
Operating lease right of use assets, net	492.9	452.1
Intangible assets, net of amortization	139.5	139.8
Goodwill	328.0	328.0
Other assets	19.9	17.5
Total assets	$4,541.6	$4,340.1

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$15.7	$15.0
Trade accounts payable and accrued liabilities	874.4	834.7
Income taxes payable	57.8	23.1
Total current liabilities	947.9	872.8

Long-term debt, including capitalized lease obligations	1,832.7	1,784.7
Deferred income taxes	343.4	329.5
Asset retirement obligations	49.1	46.1
Non-current operating lease liabilities	496.3	450.3
Deferred credits and other liabilities	32.1	27.8
Total liabilities	3,701.5	3,511.2
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2024 and 2023, respectively)	0.5	0.5
Treasury stock (26,750,846 and 25,929,836 shares held at
2024 and 2023, respectively)	(3,391.3)	(2,957.8)
Additional paid in capital (APIC)	487.5	508.1
Retained earnings	3,743.4	3,278.1
Total stockholders' equity	840.1	828.9
Total liabilities and stockholders' equity	$4,541.6	$4,340.1

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2024	2023	2024	2023
Operating Activities
Net income	$142.5	$150.0	$502.5	$556.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	67.2	57.0	248.0	228.7
Impairment of properties	8.2	—	8.2	—
Deferred and noncurrent income tax charges (benefits)	18.0	1.9	14.0	2.0
Accretion of asset retirement obligations	0.8	0.8	3.2	3.0
Amortization of discount on marketable securities	(0.1)	(0.4)	(0.2)	(0.4)
(Gains) losses from sale of assets	3.1	0.2	4.5	0.8
Net (increase) decrease in noncash operating working capital	0.8	55.1	32.8	(42.1)
Other operating activities - net	8.2	8.5	34.6	35.2
Net cash provided (required) by operating activities	248.7	273.1	847.6	784.0
Investing Activities
Property additions	(127.0)	(111.0)	(458.1)	(335.6)
Proceeds from sale of assets	0.1	0.1	2.0	2.4
Investment in marketable securities	—	(1.5)	—	(12.8)
Redemptions of marketable securities	1.5	6.0	11.5	24.0
Other investing activities - net	0.5	(0.2)	(1.2)	(1.6)
Net cash provided (required) by investing activities	(124.9)	(106.6)	(445.8)	(323.6)
Financing Activities
Purchase of treasury stock	(128.0)	(160.5)	(445.7)	(333.2)
Dividends paid	(9.7)	(8.7)	(36.8)	(33.4)
Borrowings of debt	362.0	—	707.0	8.0
Repayments of debt	(351.0)	(3.8)	(666.7)	(23.4)
Amounts related to share-based compensation	(2.6)	(0.5)	(30.4)	(21.1)
Net cash provided (required) by financing activities	(129.3)	(173.5)	(472.6)	(403.1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(5.5)	(7.0)	(70.8)	57.3
Cash, cash equivalents and restricted cash at beginning of period	52.5	124.8	117.8	60.5
Cash, cash equivalents and restricted cash at end of period	$47.0	$117.8	$47.0	$117.8

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three months and twelve months ended December 31, 2024 and 2023. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2024	2023	2024	2023

Net income	$142.5	$150.0	$502.5	$556.8

Income tax expense (benefit)	35.3	46.3	149.1	177.6
Interest expense, net of investment income	19.6	21.8	90.7	91.6
Depreciation and amortization	67.2	57.0	248.0	228.7
EBITDA	$264.6	$275.1	$990.3	$1,054.7

Impairment of properties	8.2	—	8.2	—
Accretion of asset retirement obligations	0.8	0.8	3.2	3.0
(Gain) loss on sale of assets	3.1	0.2	4.5	0.8
Other nonoperating (income) expense	1.6	(0.9)	0.6	—
Adjusted EBITDA	$278.3	$275.2	$1,006.8	$1,058.5

Required Non-GAAP Reconciliation

An itemized reconciliation of Adjusted EBITDA to Net Income for the full year 2025, which is provided for modeling purposes only, is as follows:

	Calendar Year 2025
(Millions of dollars)	Low	High
Net Income	$474	$551

Income taxes	$141	$184
Interest expense, net of investment income	$105	$105
Depreciation and amortization	$279	$279
Other operating and nonoperating, net	$1	$1

Adjusted EBITDA	$1,000	$1,120

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margins of between 30.5 cpg and 32.5 cpg, combined with the mid-point of the official guided ranges above, management would expect the business to generate Net Income between $474 million and $551 million, respectively, which would translate to expected Adjusted EBITDA of between $1 billion and $1.12 billion.